EXHIBIT 99.1

Marlin Business Services Corp. Reports Second Quarter 2012 Results and Increases Its Quarterly Cash Dividend to $0.08 Per Share

Second Quarter Highlights:

  Net income of $3.0 million, up 95% year-over-year
  New lease originations of $80.4 million, up 49% year-over-year
  Risk adjusted net interest and fee margin of 12.24%, an increase of 108 basis points year-over-year
  Insured deposit growth of 19% quarter-over-quarter, up 128% year-over-year
  Strong capital position, equity to assets ratio of 31.64%
  Total risk-based capital of 35.85%
  Efficiency ratio of 60%, compared to 70% a year ago

MOUNT LAUREL, N.J., Aug. 2, 2012 (GLOBE NEWSWIRE) -- Marlin Business Services Corp. (Nasdaq:MRLN) today reported second quarter 2012 net income of $3.0 million, or $0.23 per diluted share. For the six-month period ended June 30, 2012, net income was $4.6 million, or $0.36 per diluted share.

"We're delighted with the solid profit momentum and strong operating fundamentals of our business," says Daniel P. Dyer, Marlin's co-founder and Chief Executive Officer.

"The continued expansion of our base of customers, combined with the ongoing growth and development of the sales force, are key drivers of our sales momentum," says Ed Siciliano, Marlin's Chief Sales Officer.

"Asset quality remains strong with lower delinquencies and charge-offs reported for the quarter," says George Pelose, Marlin's Chief Operating Officer.

"Reflecting our favorable outlook for the business, we have increased the quarterly cash dividend to $ 0.08 per share," says Mr. Dyer.

Second quarter 2012 lease production was $80.4 million based on initial equipment cost, up 11% from $72.4 million for the first quarter of 2012 and 49% higher than the second quarter of 2011.

The average number of monthly originating sources reached 1,128, up 11% from 1,016 for the first quarter of 2012 and an increase of 37% from the second quarter a year ago.

Net interest and fee margin declined slightly in the second quarter of 2012, to 13.22% from 13.35% in the first quarter of 2012, and has increased 101 basis points from the second quarter a year ago.

Driving the attractive margin is the Company's cost of funds, which improved 46 basis points from the first quarter of 2012 and 177 basis points from the second quarter of 2011. The improvement resulted from the Company's continuing shift in funding mix to lower-cost insured deposits issued by the Company's subsidiary, Marlin Business Bank.

The allowance for credit losses as a percentage of total finance receivables stands at 1.18% as of June 30, 2012, compared to 1.28% as of March 31, 2012. The allowance for credit losses as of June 30, 2012 represents 375% of total 60+ day delinquencies.

Leases over 30 days delinquent were 0.70% of Marlin's lease portfolio as of June 30, 2012, 24 basis points lower than the first quarter of 2012 and 61 basis points lower than a year ago. Leases over 60 days delinquent were 0.27% of Marlin's lease portfolio as of June 30, 2012, down 14 basis points from 0.41% at March 31, 2012 and 29 basis points lower than a year ago.

Second quarter net lease charge-offs were 1.04% of average net investment, representing an improvement of 19 basis points from the first quarter of 2012 and an improvement of 82 basis points from the second quarter of 2011.

Second quarter total operating expenses were $9.1 million, down $1.3 million, or 13%, from the first quarter of 2012. The decrease in operating expenses is due primarily to the absence of seasonal expenses recorded in the first quarter related to withholding taxes and restricted stock.

The Company maintains strong capital ratios with a consolidated equity to assets ratio of 31.64%. Our risk based capital ratio is 35.85%, which is well above regulatory requirements.

In conjunction with this release, static pool loss statistics and vintage delinquency analysis have been updated as supplemental information on the Investor Relations section of the Company's website at www.marlincorp.com.

The Board of Directors of Marlin Business Services Corp. declared a $0.08 per share quarterly dividend, an increase of 33% over the prior quarter. The dividend is payable August 23, 2012, to shareholders of record on August 13, 2012. Based on the closing stock price on August 01, 2012, the annualized dividend yield on the Company's common stock is 2.07%.

Conference Call and Webcast

We will host a conference call on Friday, August 3, 2012 at 9:00 a.m. ET to discuss the Company's second quarter 2012 results. If you wish to participate, please call 877-312-5414 approximately 10 minutes in advance of the call time. The conference ID will be: "Marlin." The call will also be webcast on the Investor Relations page of the Company's website, www.marlincorp.com. An audio replay will also be available on the Investor Relations section of Marlin's website for approximately 45 days.

About Marlin Business Services Corp.

Marlin Business Services Corp. is a nationwide provider of innovative equipment financing solutions for small and mid-size businesses. Since its inception in 1997, Marlin has financed a wide array of commercial equipment and software for a quarter of a million business customers. Marlin's mission is to offer convenient and cost-effective financing products while providing the highest level of customer service. Marlin is publicly traded (Nasdaq:MRLN) and owns and operates a federally regulated commercial bank, Marlin Business Bank. For more information, visit www.marlincorp.com or call toll free at (888) 479-9111.

The Marlin Business Services Corp. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=4087

Forward-Looking Statements

This release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. All forward-looking statements (including statements regarding future financial and operating results) involve risks, uncertainties and contingencies, many of which are beyond our control, which may cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements. All statements contained in this release that are not clearly historical in nature are forward-looking, and the words "anticipate," "believe," "expect," "estimate," "plan," "may," "intend" and similar expressions are generally intended to identify forward-looking statements. Economic, business, funding, market, competitive, legal and/or regulatory factors, among others, affecting our business are examples of factors that could cause actual results to differ materially from those described in the forward-looking statements. More detailed information about these factors is contained in our filings with the Securities and Exchange Commission, including the sections captioned "Risk Factors" and "Business" in the Company's Form 10-K filed with the Securities and Exchange Commission. We are under no obligation to (and expressly disclaim any such obligation to) update or alter our forward-looking statements, whether as a result of new information, future events or otherwise.

MARLIN BUSINESS SERVICES CORP.
AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(Unaudited)

	June 30,	December 31,
	2012	2011
	(Dollars in thousands, except per-share data)

ASSETS
Cash and due from banks	$86	$1,035
Interest-earning deposits with banks	48,921	41,250
Total cash and cash equivalents	49,007	42,285
Restricted interest-earning deposits with banks (includes $7.5 million and $24.3 million at June 30, 2012 and December 31, 2011, respectively, related to consolidated variable interest entities ("VIEs"))	13,175	28,637
Securities available for sale (amortized cost of $3.3 million and $1.7 million at June 30, 2012 and December 31, 2011, respectively)	3,347	1,780
Net investment in leases and loans (includes $17.9 million and $60.0 million at June 30, 2012 and December 31, 2011, respectively, related to consolidated VIEs)	443,231	387,840
Property and equipment, net	2,186	2,052
Property tax receivables	337	265
Other assets	21,238	23,110
Total assets	$532,521	$485,969

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits	$283,782	$198,579
Long-term borrowings (includes $9.5 million and $45.1 million at June 30, 2012 and December 31, 2011, respectively, related to consolidated VIEs)	48,046	92,004
Other liabilities:
Sales and property taxes payable	5,185	2,169
Accounts payable and accrued expenses	8,794	8,791
Net deferred income tax liability	18,249	20,325
Total liabilities	364,056	321,868

Stockholders' equity:
Common Stock, $0.01 par value; 75,000,000 shares authorized; 12,738,877 and 12,760,266 shares issued and outstanding at June 30, 2012 and December 31, 2011, respectively	127	128
Preferred Stock, $0.01 par value; 5,000,000 shares authorized; none issued	—	—
Additional paid-in capital	86,742	85,544
Stock subscription receivable	(2)	(2)
Accumulated other comprehensive loss	51	1
Retained earnings	81,547	78,430
Total stockholders' equity	168,465	164,101
Total liabilities and stockholders' equity	$532,521	$485,969

MARLIN BUSINESS SERVICES CORP.
AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
	(Dollars in thousands, except per-share data)

Interest income	$12,831	$10,863	$24,883	$21,763
Fee income	2,774	2,926	5,889	6,058
Interest and fee income	15,605	13,789	30,772	27,821
Interest expense	1,792	3,063	3,922	6,355
Net interest and fee income	13,813	10,726	26,850	21,466
Provision for credit losses	1,031	924	2,133	2,103
Net interest and fee income after provision for credit losses	12,782	9,802	24,717	19,363

Other income:
Insurance income	1,021	951	2,030	1,928
Gain (loss) on derivatives	2	(38)	(3)	(43)
Other income	363	434	667	716
Other income	1,386	1,347	2,694	2,601
Other expense:
Salaries and benefits	5,633	5,384	12,695	11,321
General and administrative	3,489	3,145	6,783	6,616
Financing related costs	186	157	387	346
Other expense	9,308	8,686	19,865	18,283
Income before income taxes	4,860	2,463	7,546	3,681
Income tax expense	1,872	933	2,909	1,397
Net income	$2,988	$1,530	$4,637	$2,284

Basic earnings per share	$0.24	$0.12	$0.37	$0.18
Diluted earnings per share	$0.23	$0.12	$0.36	$0.18

Cash dividends declared per share	$0.06	$—	$0.12	$—

SUPPLEMENTAL QUARTERLY DATA
(Dollars in thousands, except share amounts)
(Unaudited)

Quarter Ended:	6/30/2011	9/30/2011	12/31/2011	3/31/2012	6/30/2012

Net Income:
Net Income	$1,530	$1,831	$2,060	$1,649	$2,988

Annualized Performance Measures:
Return on Average Assets	1.31%	1.56%	1.71%	1.34%	2.29%
Return on Average Stockholders' Equity	3.78%	4.53%	5.04%	4.02%	7.17%

EPS Data:
Net Income Allocated to Common Stock	$1,411	$1,699	$1,916	$1,576	$2,861
Number of Shares - Basic	11,979,787	11,880,834	11,900,351	12,106,865	12,172,628
Basic Earnings per Share	$0.12	$0.14	$0.16	$0.13	$0.24

Number of Shares - Diluted	12,055,312	11,946,231	11,949,505	12,173,522	12,240,154
Diluted Earnings per Share	$0.12	$0.14	$0.16	$0.13	$0.23

Cash Dividends Declared per share	$0.00	$0.00	$0.06	$0.06	$0.06

New Asset Production:
# of Sales Reps	97	95	93	99	106
# of Leases	4,522	4,580	5,016	5,658	6,172
Leased Equipment Volume	$53,889	$59,674	$68,427	$72,362	$80,442

Approval Percentage	60%	60%	64%	66%	68%

Average Monthly Sources	826	831	911	1,016	1,128

Implicit Yield on New Leases	13.04%	12.55%	12.57%	12.71%	13.19%

Net Interest and Fee Margin:
Interest Income Yield	12.37%	12.32%	12.25%	12.34%	12.28%
Fee Income Yield	3.33%	3.46%	3.31%	3.19%	2.66%
Interest and Fee Income Yield	15.70%	15.78%	15.56%	15.53%	14.94%
Cost of Funds	3.49%	3.01%	2.52%	2.18%	1.72%
Net Interest and Fee Margin	12.21%	12.77%	13.04%	13.35%	13.22%

Average Total Finance Receivables	$351,389	$359,451	$373,260	$390,608	$417,794
Average Net Investment in Leases	$350,662	$358,753	$372,676	$390,150	$417,342

End of Period Net Investment in Leases	$353,839	$366,293	$387,377	$412,099	$442,781

Portfolio Asset Quality:
Total Finance Receivables
30+ Days Past Due Delinquencies	1.31%	1.18%	1.02%	0.93%	0.70%
30+ Days Past Due Delinquencies	$5,190	$4,844	$4,452	$4,362	$3,560

60+ Days Past Due Delinquencies	0.56%	0.47%	0.38%	0.41%	0.27%
60+ Days Past Due Delinquencies	$2,221	$1,934	$1,663	$1,911	$1,385

Net Charge-offs - Total Finance Receivables	$1,636	$1,553	$1,300	$1,199	$1,090
% on Average Total Finance Receivables Annualized	1.86%	1.73%	1.39%	1.23%	1.04%

Allowance for Credit Losses	$6,175	$5,459	$5,353	$5,256	$5,197
% of 60+ Delinquencies	278.03%	282.26%	321.89%	275.04%	375.23%

90+ Day Delinquencies (Non-earning total finance receivables)	$1,197	$1,151	$829	$842	$686

Expense Ratios:
Salaries and Benefits Expense	$5,384	$5,559	$5,659	$7,062	$5,633
Salaries and Benefits Expense Annualized % of Avg. Fin. Recbl.	6.13%	6.19%	6.06%	7.23%	5.39%

Total personnel end of quarter	251	247	242	246	258

General and Administrative Expense	$3,145	$3,226	$3,202	$3,294	$3,489
General and Administrative Expense Annualized % of Avg. Fin. Recbl.	3.58%	3.59%	3.43%	3.37%	3.34%

Efficiency Ratio	70.42%	68.60%	63.78%	72.17%	60.03%

Balance Sheet:

Assets
Investment in Leases and Loans	$354,014	$365,610	$385,984	$409,960	$439,933
Initial Direct Costs and Fees	6,686	6,849	7,209	7,849	8,495
Reserve for Credit Losses	(6,175)	(5,459)	(5,353)	(5,256)	(5,197)
Net Investment in Leases and Loans	$354,525	$367,000	$387,840	$412,553	$443,231
Cash and Cash Equivalents	51,904	48,345	42,285	39,600	49,007
Restricted Cash	30,910	29,419	28,637	28,487	13,175
Other Assets	29,909	28,618	27,207	32,031	27,108
Total Assets	$467,248	$473,382	$485,969	$512,671	$532,521

Liabilities
Deposits	124,522	157,398	198,579	238,760	283,782
Total Debt	$143,794	$115,089	$92,004	$73,692	$48,046
Other Liabilities	37,361	38,488	31,285	34,378	32,228
Total Liabilities	$305,677	$310,975	$321,868	$346,830	$364,056

Stockholders' Equity
Common Stock	$129	$128	$128	$127	$127
Paid-in Capital, net	86,197	85,157	85,542	86,394	86,740
Other Comprehensive Income (Loss)	(60)	(14)	1	1	51
Retained Earnings	75,305	77,136	78,430	79,319	81,547
Total Stockholders' Equity	$161,571	$162,407	$164,101	$165,841	$168,465

Total Liabilities and
Stockholders' Equity	$467,248	$473,382	$485,969	$512,671	$532,521

Capital and Leverage:
Equity	$161,571	$162,407	$164,101	$165,841	$168,465
Debt to Equity	1.66	1.68	1.77	1.88	1.97
Equity to Assets	34.58%	34.31%	33.77%	32.36%	31.64%

Regulatory Capital Ratios:
Tier 1 Leverage Capital	34.35%	34.46%	33.74%	33.36%	32.04%
Tier 1 Risk-based Capital	40.10%	39.23%	37.94%	36.06%	34.77%
Total Risk-based Capital	41.35%	40.48%	39.19%	37.20%	35.85%

Notes:
Net investment in total finance receivables includes net investment in direct financing leases and loans.

Average balances from January 1, 2012 forward were calculated using average daily balances. Average balances before January 1, 2012 were generally calculated using beginning and ending balances for each month to approximate average daily balances. The average balance of total finance receivables for the three-month period ended June 30, 2012 was decreased by approximately $5.8 million, from $423.6 million to $417.8 million, as a result of this calculation change.
CONTACT: Marlin Business Services Corp.
         Lynne C. Wilson, CFO
         +1-888-479-9111 x4108